CONTACT: Wendi Kopsick
         Jim Fingeroth
         Kekst and Company
         (212) 521-4800

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                    JPS TEXTILE RESTRUCTURING PLAN SUPPORTED
                      BY 93% OF BONDHOLDERS IN SOLICITATION
                      -------------------------------------

                --Company Files Plan with U.S. Bankruptcy Court--

GREENVILLE, SC, August 1, 1997 - JPS Textile Group announced today that it has received votes from over 93% of its bondholders in favor of its previously announced restructuring plan, and, consequently, has filed the plan with the U.S. Bankruptcy Court for the Southern District of New York for approval.

The results of the vote demonstrate overwhelming support for the restructuring plan. Approximately 99.8% of the votes received from bondholders were acceptances of the plan. The Company has also received votes from holders of approximately 68% of the outstanding shares of its senior preferred stock, all of which were in favor of the plan.

The plan provides for the restructuring to be effected through a voluntary "prepackaged" chapter 11 case, which will take place at the holding level only. JPS Textile's operating subsidiaries, JPS Converter & Industrial Corp. and JPS Elastomerics Corp., have not filed for chapter 11 and will continue to conduct business as usual.

Jerry Hunter, Chairman, President and Chief Executive Officer, commented, "The filing of our plan with the Court is another step forward in the creation of a new capital structure that will support our long-term growth and profitability. We are gratified by the outstanding support we received from our securityholders in the solicitation and look forward to moving ahead as quickly as possible with the confirmation and implementation of our plan." The Company intends to request that a confirmation hearing be scheduled in September.

JPS Textile, with consolidated annual revenues of approximately $450 million, is one of the largest domestic manufacturers of textile and textile related products for the apparel fabric, industrial and home fashion markets.






                                        1


NYFS09...:\75\55175\0042\1824\REL8057R.480